UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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MICROVISION, INC.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 17, 2023

at 9:00 a.m. Pacific Time

To the Shareholders of MicroVision, Inc.:

The 2023 Annual Meeting of Shareholders of MicroVision, Inc., a Delaware corporation, will be held on Wednesday, May 17, 2023 at 9:00 a.m., Pacific Time. The Annual Meeting will be a virtual meeting held online at www.virtualshareholdermeeting.com/MVIS2023 via a live webcast. Shareholders of record at the close of business on March 20, 2023 and holders of proxies for those shareholders may attend and vote at the Annual Meeting. You will be able to vote and submit questions online through the virtual meeting platform during the Annual Meeting. You will not be able to attend the Annual Meeting in person.

The meeting is being held for the following purposes, each of which is more fully described in the accompanying proxy statement:

1.	To elect the seven director nominees named in the accompanying proxy statement to serve until the next annual meeting;

2.	To approve an amendment to our Certificate of Incorporation increasing our authorized shares of common stock from 210,000,000 shares to 310,000,000 shares;

3.	To conduct an advisory vote on executive compensation;

4.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

5.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

6.	To transact any other business properly presented at the meeting.

Your vote is important to us. You may vote via the internet or by telephone, or if you requested to receive printed proxy materials, by signing, dating, and returning your proxy card. If you are voting via the internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on Tuesday, May 16, 2023. For specific voting instructions, please refer to the information provided in the following proxy statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the internet.

If you received a Notice of Internet Availability of Proxy Materials on how to access the proxy materials via the internet, a proxy card was not sent to you, and you may vote only via the internet, unless you have requested a paper copy of the proxy materials, in which case, you may also vote by telephone or by signing, dating, and returning your proxy card. Shares cannot be voted by marking, writing on, and returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

Thank you for your ongoing support of MicroVision.

By Order of the Board of Directors,

Drew G. Markham

Corporate Secretary

Redmond, Washington

April 5, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 17, 2023. The proxy statement and the annual report to shareholders for the fiscal year ended December 31, 2022 are available at http://www.microvision.com/investors/proxy.html.

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

May 17, 2023

-i-

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this Notice of Internet Availability of Proxy Materials?

A:

We sent you the Notice of Internet Availability of Proxy Materials because our Board of Directors is soliciting your proxy to vote at the 2023 Annual Meeting of Shareholders. The Annual Meeting will be held virtually on May 17, 2023 at 9:00 a.m. Pacific Time, at www.virtualshareholdermeeting.com/MVIS2023. You will be able to virtually attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast through the link. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials or your proxy card (if applicable).

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply vote your shares by telephone or over the internet in accordance with the instructions contained on the proxy card. You may also print, complete, sign, and return the proxy card to the address in the instructions.

On March 20, 2023, the record date, there were 176,033,935 shares of MicroVision common stock outstanding. If you owned shares of our common stock at the close of business on the record date, you are entitled to one vote for each share of common stock you owned as of that date. We made this proxy statement available on or about April 5, 2023 to all shareholders entitled to vote their shares at the Annual Meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of common stock that you owned on the record date. Your proxy card will indicate the number of shares.

Q:	How do I vote by proxy?

A:

If you properly cast your vote by either voting your proxy by telephone or via the internet or executing and returning the proxy card, and your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

“FOR” the election of each of the seven nominees for director named in this proxy statement;

“FOR” the approval of an amendment to our Certificate of Incorporation increasing our authorized shares of common stock from 210,000,000 shares to 310,000,000 shares;

“FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement under the heading Executive Compensation (commonly referred to as “say-on-pay”); and

“FOR” ratification of the selection of Moss Adams LLP as our independent registered public accounting firm.

FOR “ONE YEAR” as the frequency of future advisory votes on executive compensation.

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we printed this proxy statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

Q:	May my broker vote for me?

A:

Under the relevant self-regulatory organization and SEC rules, if your broker holds your shares in its “street” name, the broker may vote your shares on routine matters even if it does not receive instructions from you, but the broker may not vote your shares on matters that are not routine unless it receives instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 2 and Proposal 4, but may not vote on the other proposals. We encourage you, however, to instruct your broker on all proposals as, even if the rules permit, your broker may choose not to exercise its discretion to vote your shares without receiving your instruction.

Q:	What are abstentions and broker non-votes?

A:

An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Q:	May I revoke my proxy?

A:	Yes. You may change your mind after you send in your proxy card or vote your shares by telephone or via the internet by following these procedures. To revoke your proxy:

•	Vote again by telephone or internet;

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your proxy to our Corporate Secretary at our headquarters office in Redmond, Washington; or

•	Attend the virtual Annual Meeting and vote during the meeting.

Q:	How do I vote in person at the virtual meeting?

A:

You may attend the virtual meeting via the internet and vote during the meeting. Shareholders may attend, vote, and submit questions in the Annual Meeting by visiting the www.virtualshareholdermeeting.com/MVIS2023. You will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the meeting. However, even if you plan to attend the Annual Meeting virtually, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:

The quorum requirement for holding the meeting and transacting business is one-third of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve the election of directors (Proposal 1)?

A:

The seven nominees for director who receive the most votes at the 2023 Annual Meeting will be elected. So, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee. Abstentions and broker non-votes will have no effect on the outcome of voting for directors.

Q:	What vote is required to approve the proposed amendment to the company’s Certificate of Incorporation to amend the total number of shares of the company’s authorized common stock (Proposal 2)?

A:

The affirmative vote of a majority of the outstanding shares of the company’s common stock is required to approve the amendment to the company’s Certificate of Incorporation to amend the total number of shares of the company’s authorized common stock. As a result, abstentions and broker non-votes will have the same effect as a vote “against” the proposal.

Q:	What vote is required to approve the vote on the compensation of our named executive officers (Proposal 3)?

A:

For Proposal 3, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Because Proposal 3 is an advisory vote, there is technically no minimum vote requirement for that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	What vote is required to ratify the selection of Moss Adams LLP as our independent registered public accounting firm (Proposal 4)?

A:

The affirmative vote of a majority of the votes properly cast on the proposal at the 2023 Annual Meeting is required to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	What vote is required to advise on the frequency of future executive compensation votes (Proposal 5)?

A:

For Proposal 5, you may vote to hold an advisory vote on executive compensation once every “ONE,” “TWO,” or “THREE” years, or you may “ABSTAIN.” Because Proposal 5 seeks the input of shareholders and provides shareholders with multiple voting options, there is no minimum vote requirement. Abstentions and broker non-votes will have no effect on the outcome of Proposal 5.

Q:	Is voting confidential?

A:	We keep all the proxies and ballots private as a matter of practice.

Q:	Who pays the costs of soliciting these proxies?

A:

MicroVision will pay all the costs of soliciting these proxies. We have retained Saratoga Proxy Consulting LLC to assist in the solicitation of proxies at an estimated cost of $7,500 plus expenses. In addition to the solicitation of proxies by mail, our officers, employees or proxy solicitor also may solicit proxies by telephone or other electronic means of communication, or in person. We will also reimburse banks, brokers, nominees, fiduciaries and solicitors, for the expenses they incur in forwarding the proxy materials to you.

Q:	Who should I contact if I have any questions?

A:

If you have any questions about the Annual Meeting, voting or your ownership of MicroVision common stock, please send an e-mail to ir@microvision.com. You may also contact Saratoga Proxy Consulting at (212) 257-1311 or (888) 368-0379 or send an email to info@saratogaproxy.com

PROPOSAL ONE—ELECTION OF DIRECTORS

Our Board of Directors is elected each year at the Annual Meeting of Shareholders. We currently have eight directors. Upon the recommendation of the Nominating & Governance Committee, the Board has nominated the seven individuals listed below for election at the Annual Meeting, each of whom currently serves as a MicroVision director. If these individuals are elected, the Board will have seven members immediately following the Annual Meeting and, accordingly, the Board will reduce its size to seven members immediately following the Annual Meeting. These nominees bring a wide variety of relevant skills, professional experience, and backgrounds, as well as diverse viewpoints and perspectives to represent the long-term interests of shareholders and to fulfill the leadership and oversight responsibilities of the Board.

If any nominee listed below is unable to stand for election at the Annual Meeting, the persons named as proxies may vote any person designated by the Board to replace the nominee. Alternatively, the proxies may vote for the remaining nominees and leave a vacancy that the Board may fill later, or the Board may reduce the authorized number of directors. As of the date of this Proxy Statement, the Board is not aware that any nominee is or will be unable to stand for election. Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the nominees listed below.

Each director elected at the Annual Meeting will serve until MicroVision’s 2024 Annual Meeting of Shareholders or until they are succeeded by another qualified director who has been elected, or, if earlier, until their death, resignation, or removal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOLLOWING DIRECTOR NOMINEES.

Set forth below are the name, position held, age, and other relevant data pertaining to each of our director nominees. The principal occupation and recent employment history of each director nominee is described below, and the number of shares of common stock beneficially owned by each as of February 28, 2023 is set forth in the section of this Proxy Statement entitled, “Information About MicroVision Common Stock Ownership.”

Simon Biddiscombe Independent Director

Director since 2018

Age 55

Board Committees:

•  Compensation, Chair

•  Strategic

Key Expertise:

•  Executive Leadership

•  Business Strategy

•  Financial & accounting

•  Technology & Innovation

•  Public Board Service & Governance

Mr. Biddiscombe has served as an Executive Partner at Thomas H. Lee Partners, a primier private equity firm investing in middle market growth companies, since May 2022. He has also served as Chief Financial Officer of privately held Third Wave Automation, a provider of high-reach autonomous forklifts, since August 2022. Mr. Biddiscombe was Chief Executive Officer and a board member at publicly traded MobileIron, Inc., a security software provider for the digital enterprise protecting corporate data across apps, networks, and clouds, from October 2017 until its sale to Ivanti, Inc. in December 2020. From May 2015 to October 2017, Mr. Biddiscombe served as MobileIron’s Chief Financial Officer. From September 2014 to April 2015, he was Chief Financial Officer at ServiceSource International, Inc., a publicly traded global outsourced go-to-market services provider. He previously served in several executive leadership roles including Chief Financial Officer and Chief Executive Officer at QLogic, Chief Financial Officer at Mindspeed Technologies, and Chief Financial Officer at Wyle Electronics. He began his career at PricewaterhouseCoopers LLP where he spent nine years, including the firm’s Silicon Valley technology accounting and audit practice. Mr. Biddiscombe holds a BA in business studies from the University of Glamorgan and is a Fellow of the Institute of Chartered Accountants in England and Wales.

Robert P. Carlile Chair of the Board & Lead Independent Director

Director since 2017

Age 67

Board Committees:

•  Compensation

•  Nominating & Governance

Key Expertise:

•  Executive Leadership

•  Business Strategy

•  Financial & accounting

•  Public Board Service & Governance

Mr. Carlile became a director in March 2017 and was appointed as Chairman of the Board in June 2022. Mr. Carlile was a partner at KPMG LLP from 2002 to 2016, and a partner at Arthur Andersen LLP from 1987 to 2002. During his 39-year career in public accounting, Mr. Carlile served as the lead audit partner on numerous public company engagements operating across different industries including technology, retail, transportation, bio-science, and manufacturing. In addition to his experience as a lead audit partner, Mr. Carlile held a variety of operating leadership positions at KPMG and Arthur Andersen in the Pacific Northwest. Since 2019, Mr. Carlile has served on the Board of Directors of publicly traded Expeditors International where he is the Chairman of the Board. Mr. Carlile also serves on the Board of Directors of Virginia Mason Franciscan Health and is a past Chairman of the Northwest Chapter Board of the National Association of Corporate Directors (NACD).

Judith M. Curran Independent Director	Director since 2020 Age 61 Board Committees: • Compensation • Nominating & Governance, Chair Key Expertise: • Executive Leadership • Technology & Innovation • Automotive Industry

Ms. Curran serves as Chief Technologist Automotive, and previously as Head of Global Automotive Strategy, at Ansys, Inc., a global leader in engineering simulation software, since July 2019. Prior to Ansys, from 1986 to December 2018, Ms. Curran worked at Ford Motor Company. While at Ford, Ms. Curran served in various executive positions, including from 2005 to 2018 Director of Technology Strategy, Vehicle Line Director, Vehicle Evaluation and Validation Director and VP Engineering for Automotive Components Holding LLC, a Ford subsidiary. Ms. Curran currently serves on the Board of Directors of Forvia, an automotive technology company formed through the integration of Faurecia and HELLA GmbH. She also serves on the Board of Directors of SAE International, a global organization committed to advancing mobility knowledge and solutions for the benefit of humanity. She has previously served on several private boards and advisory committees. Ms. Curran received a B.S. in Electrical Engineering and Computer Software at Lawrence Technological University and a M.S. in Electrical Engineering at the University of Michigan.

Jeffrey A. Herbst

Independent Director

Mr. Herbst is Co-Founding Managing Partner of GFT Ventures, a venture capital firm focused on investing in early-stage technology companies primarily located in the U.S. and Israel. Prior to launching GFT Ventures in March 2021, Mr. Herbst served in various roles at NVIDIA Corporation from December 2001 to July 2021, most recently serving as Vice President of Business Development where he built an ecosystem of accelerated computing applications spanning the domains of AI, data science, autonomous machines, and graphics and visualization. Prior to that, he practiced as an attorney with Wilson Sonsini Goodrich & Rosati. Mr. Herbst holds a J.D. degree from Stanford University and a B.S. degree with honors in computer science from Brown University.

Director since 2022 Age 58 Board Committees: • Audit • Strategic Key Expertise: • Executive Leadership • Business Strategy • Technology & Innovation • Public Board Service & Governance

Mark B. Spitzer Independent Director	Director since 2020 Age 69 Board Committees: • Compensation • Strategic, Chair Key Expertise: • Executive Leadership • Business Strategy • Technology & Innovation

Dr. Spitzer is a Fellow of the American Physical Society and a Senior member of the Institute of Electrical and Electronic Engineers. Beginning in 2012, Dr. Spitzer served as the Director of Operations for Project Glass at Google X (now X Development LLC), moving to the virtual reality team at Google in 2015 and retiring from Google in 2017. Prior to Google, Dr. Spitzer founded The MicroOptical Corporation (eventually renamed Myvu Corporation) in 1996, where he served as Chief Executive Officer. In the early 1990s, Dr. Spitzer served as Principal Scientist at Kopin Corporation. In 2014, Dr. Spitzer received the Special Recognition Award from the Society for Information Display for contributions to the development of active-matrix liquid-crystal microdisplays, microdisplay viewing optics, and wearable computer technology. He has 70 patents in the fields of photovoltaics, micro-displays, micro-electromechanical systems (MEMS), optics, augmented reality and virtual reality. Dr. Spitzer received a B.A. with distinction in physics at Boston University and a Ph.D. in physics at Brown University.

Sumit Sharma Chief Executive Officer & Director	Director since 2020 Age 49 Key Expertise: • Executive Leadership • Business Strategy • Technology & Innovation • Automotive Industry

Mr. Sharma has served as Chief Executive Officer of MicroVision, Inc. since February 2020, and served as Chief Operating Officer from June 2018 to February 2020, after serving as Vice President of Product Engineering and Operations since February 2017 and Vice President and Senior Director of Operations since September 2015. Prior to MicroVision, from April 2015 to September 2015, he was a Product Development and Operations consultant at BlueMadison Consulting. From November 2013 to March 2015, he was the Senior Director, Advanced Manufacturing Operations and Technology Development at Jawbone. From March 2011 to October 2013, he was the Head of Manufacturing Operations for project GLASS at Google. Mr. Sharma has extensive experience in optics, wearable technology, product development and qualification for automotive industry. Mr. Sharma also has deep experience in global operations and developing strategic partnerships. A patent holder, Mr. Sharma received his baccalaureate degree in engineering from New Jersey Institute of Technology.

Brian V. Turner Independent Director

Director since 2006

Age 63

Board Committees:

•  Audit, Chair

•  Nominating & Governance

Key Expertise:

•  Executive Leadership

•  Business Strategy

•  Financial & Accounting

•  Technology & Innovation

•  Public Board Service & Governance

Mr. Turner actively serves on the board of directors of several privately-held companies. His extensive executive experience includes serving as Chief Financial Officer of Coinstar Inc., a provider of automated retail solutions, from 2003 to 2009. Prior to that, from 2001 to 2003, he served as Senior Vice President of Operations, Chief Financial Officer and Treasurer of RealNetworks, Inc., a digital media and technology company, and from 1999 to 2001, he was with BSquare Corp., a software company, serving as President & Chief Operating Officer and earlier as Chief Financial Officer. From 1995 to 1999, Mr. Turner was Chief Financial Officer and Vice President of Administration of Radisys Corp., an embedded software company. Mr. Turner’s experience also includes 13 years at PricewaterhouseCoopers LLP. Mr. Turner served on the board of director of Cray Inc. until its sale to Hewlett Packard Enterprises in September 2019. Mr. Turner holds a Bachelor of Business Administration degree from the University of Washington.

BOARD OF DIRECTORS & GOVERNANCE MATTERS

We seek individuals to serve as directors with established strong professional reputations, sophistication and experience in strategic planning, leadership, business management, innovation and in substantive areas that affect our business such as: technology development; sourcing, manufacturing and operations; financing; finance and accounting; business operations; intellectual property strategy and licensing; legal and regulatory; and sales and marketing. We believe that each of our current directors possesses the professional and personal qualifications necessary for Board service.

We are committed to actively refreshing our Board and each committee to promote a healthy mix of perspectives and tenures, which we believe promotes strong Board governance. From time to time, we have engaged a third-party recruiter to identify and recommend diverse and qualified candidates that will complement the existing skill set and expertise of our current Board. In April 2022, the Board appointed Mr. Herbst to the Board upon the recommendation of the Nominating and Governance Committee, which had engaged a search firm to assist with director recruitment.

Board Diversity, Gender and Demographics

We value having a Board that reflects diverse perspectives, including those based on gender, race, ethnicity, skills, and experience. Our Board endeavors to seek out women and ethnically diverse director candidates, but we do not have a formal policy with respect to diversity. The seven director nominees for election at our 2023 Annual Meeting bring to our Board a variety of backgrounds, skills, professional and industry experience, and other attributes and perspectives that contribute to the overall diversity of our Board.

The matrix below summarizes gender and certain demographic information reflected in our current Board.

	Female	Male
Total Number of Directors	8
Gender Identity	2 (25%)	6 (75%)
Demographic Background:
South Asian (12.5%)	0	1
White (87.5%)	2	5

Board Meetings and Committees

Our Board met seven times and took action by written consent three times during 2022. Each director attended at least 75% of all Board and applicable committee meetings held during 2022. Directors are highly encouraged to attend our annual meeting of shareholders each year, and all directors serving on our Board at the time attended our 2022 annual meeting.

The Board has three principal committees performing the functions required of independent directors by applicable SEC rules and Nasdaq listing standards: Audit Committee, Compensation Committee, and Nominating & Governance Committee. Each of these committees meets regularly and has a written charter approved by the Board that is reviewed annually by the respective committee. In addition to these three principal committees, the Board has in the past and may in the future create special committees from time to time.

At each regularly scheduled Board meeting, the Chair of each committee reports on any significant matters addressed by that committee during the quarter. Each director serving on our principal committees is an independent director pursuant to applicable Nasdaq listing standards and SEC rules.

The current charters for each of our principal committees can be found on the investor relations section of our website at www.microvision.com. The composition of our principal committees as of March 1, 2023 was as shown in the table below. We anticipate that some changes in committee composition may be made soon after the 2023 Annual Meeting.

Audit Committee	Compensation Committee	Nominating & Governance Committee
Brian Turner (Chair)	Simon Biddiscombe (Chair)	Judy Curran (Chair)
Jeff Herbst	Bob Carlile	Bob Carlile
Seval Oz	Judy Curran	Brian Turner
Mark Spitzer

The Audit Committee

Our Audit Committee:

•	oversees our accounting and financial reporting processes and the audits of our financial statements and internal control over financial reporting;

•	oversees the qualifications, independence, performance, and engagement of our independent registered public accounting firm;

•	oversees our disclosure controls and procedures, and internal audit function;

•	reviews and pre-approves all audit and permitted non-audit services and fees;

•	reviews and approves all related-person transactions;

•	oversees compliance with policies on business ethics and public responsibility; and

•	oversees financial-related risks and the enterprise risk management program.

Changes to the composition of the committee in 2022 included the appointment of Brian Turner as Chair and the appointment of Jeff Herbst as a committee member, replacing Bob Carlile who was appointed as our Board Chair on June 1, 2022. The Audit Committee met four times during 2022.

The “audit committee financial experts” designated by the Board are Simon Biddiscombe, Bob Carlile and Brian Turner, each an independent director. Mr. Biddiscombe has eleven years of experience as a chief financial officer of four public companies and nine years of experience in various roles at PricewaterhouseCoopers LLP. Mr. Carlile has thirty-nine years of experience in various roles in public accounting at KPMG and Arthur Andersen. Mr. Turner has thirteen years of experience as a chief financial officer of four public companies and thirteen years of experience in various roles at PricewaterhouseCoopers LLP.

The Compensation Committee

Our Compensation Committee:

•	oversees our compensation and employee benefit programs, policies, plans and overall compensation philosophy;

•	determines compensation policies for executive officers and employees;

•	reviews the performance, and determines the compensation, of executive officers;

•	approves and oversees equity-related incentive plans and executive bonus plans;

•	evaluate compensation policies and practices as they relate to risk management practices;

•	recommends the compensation program for Board members; and

•	oversees management of people operations and resources, including our culture and diversity, equity, and inclusion initiatives.

The Compensation Committee’s charter provides the committee with the authority to retain a compensation consulting firm in its discretion. Throughout 2022, the Compensation Committee retained Frederic W. Cook & Co., Inc. to provide independent compensation consulting services after assessing the independence and determining that there was no conflict of interest. F. W. Cook advised the Compensation Committee on a variety of matters including executive compensation, pay philosophy, compensation peer group, competitive market information, incentive plan design, emerging best practices in compensation matters and alignment of executive compensation with shareholder interests.

The Compensation Committee also serves as the Plan Administrator for our stock option plans pursuant to authority delegated by the Board. The Committee may delegate its authority when it deems appropriate and in the best interest of the company and when such delegation would not violate applicable law, regulation, or Nasdaq rules or SEC requirements.

There were no changes to the composition of the committee in 2022. The Compensation Committee met six times and took action by written consent four times during 2022.

The Nominating & Governance Committee

Our Nominating & Governance Committee:

•	counsels the Board of Directors with respect to Board and committee structure and membership;

•	establishes criteria for nomination to the Board and its committees, taking into account the composition of the Board as a whole;

•	identifies, reviews, and recommends director candidates for the Board;

•	recommends directors for election at the annual meeting of shareholders and to fill new or vacant positions;

•	establishes policies with respect to the process by which our shareholders may recommend candidates for consideration for nomination as a director;

•	assesses and monitors, with Board involvement, the performance of the Board; and

•	recommends directors for membership on Board Committee.

There were no changes to the composition of the committee in 2022. The Nominating & Governance Committee met three times and took action by unanimous written consent one time during 2022.

Independence Determination

No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the company, directly or as an officer, share owner, or partner of an organization that has a relationship with the company. The Board observes all criteria for independence set forth in the Nasdaq listing standards and other governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable, or other business relationships any director may have with us. As a result of its annual review, the Board has determined that all of the directors, with the exception of Mr. Sharma, are independent and we refer to them throughout this document as the Independent Directors.

The Nasdaq listing standards have both objective tests and a subjective test for determining who is an independent director. The objective tests state, for example, that a director is not considered independent if he or she is our employee or is a partner in or executive officer of an entity to which we made, or from which we received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests and reviewed and discussed additional information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Based on all of the foregoing, as required by Nasdaq rules, the Board made a subjective determination as to each Independent Director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the Securities and Exchange Commission, or SEC, providing that to qualify as “independent” for purposes of membership on that Committee, members of audit committees may not accept, directly or indirectly any consulting, advisory, or other compensatory fee from us other than their director compensation.

Compensation Committee Interlocks and Insider Participation

Mr. Biddiscombe, Mr. Carlile, Ms. Curran and Mr. Spitzer have not at any time during the prior three years been one of our officers or employees. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the company. The Board has oversight responsibility of the processes established to report and monitor systems for the most significant risks applicable to the company. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures and senior management succession planning.

Board Leadership Structure

Our Board annually elects a Chair of the Board. The Board has chosen to separate the roles of Chair and Chief Executive Officer. Mr. Carlile currently serves as Chair and Lead Independent Director. In this role, among other duties, Mr. Carlile meets with our Chief Executive Officer and with senior officers as necessary, schedules and presides at meetings of the Board, including meetings of the Independent Directors, serves as a liaison between the Board and our management, approves meeting schedules and agendas, and undertakes other responsibilities designated by the Board. The Board believes that the separate roles of Chief Executive Officer and Chair and Lead Independent Director currently well serve the interests of us and our shareholders. Our Chief Executive Officer can devote his attention to leading the company and focus on our business strategy. The Board believes that our separate Chair and Lead Independent Director provides an appropriate level of independence in the company’s leadership through his review and approval of meeting agendas and his leadership of the Board.

The Nominating & Governance Committee will consider recommendations for directorships submitted by shareholders, or groups of shareholders, that have beneficially owned at least 5% of our outstanding shares of common stock for at least one year prior to the date the nominating shareholder submits a candidate for nomination as a director. A nominating shareholder or group of nominating shareholders may submit only one candidate for consideration. Shareholders who wish the Nominating & Governance Committee to consider their recommendations for nominees for the position of director should submit their request in writing no later than the 120th calendar day before the anniversary of the date of the prior year’s annual meeting proxy statement was released to shareholders. Such written requests should be submitted to the Nominating & Governance Committee care of the Corporate Secretary, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052, and must contain the following information:

•

The name, address, and number of shares of common stock beneficially owned by the nominating shareholder and each participant in a nominating shareholder group (including the name and address of all beneficial owners of more than 5% of the equity interests of a nominating shareholder or participant in a nominating shareholder group);

•

A representation that the nominating shareholder, or nominating shareholder group, has been the beneficial owner of more than 5% of our outstanding shares of common stock for at least one year and will continue to beneficially own at least 5% of our outstanding shares of common stock through the date of the annual meeting;

•

A description of all relationships, arrangements, or understandings between or among the nominating shareholder (or any participant in a nominating shareholder group) and the candidate or any other person or entity regarding the candidate, including the name of such person or entity;

•

All information regarding the candidate that we would be required to disclose in a proxy statement filed pursuant to the rules and regulations of the SEC with respect to a meeting at which the candidate would stand for election;

•

Confirmation that the candidate is independent, with respect to the company, under the independence requirements established by us, the SEC, and Nasdaq listing requirements, or, if the candidate is not independent with respect to the company under all such criteria, a description of the reasons why the candidate is not independent;

•	The consent of the candidate to be named as a nominee and to serve as a member of the Board if nominated and elected;

•

A representation signed by the candidate that if elected he or she will: (1) represent all shareholders of the company in accordance with applicable laws, and our certificate of incorporation, by-laws, and other policies; (2) comply with all rules, policies, or requirements generally applicable to non-employee directors; and (3) upon request, complete and sign customary Directors & Officers Questionnaires.

In its assessment of each potential candidate, the Nominating & Governance Committee will review the nominee’s judgment, experience, independence, understanding of our or other related industries and such other factors the Nominating & Governance Committee determines are pertinent in light of the current needs of the Board. The Nominating & Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, and, as described above, by shareholders. In identifying and considering candidates for nomination to the Board, the Nominating & Governance Committee considers, in addition to the requirements set out in the Nominating & Governance Committee charter, quality of experience, our needs and the range of talent and experience represented on the Board.

Shareholder Communication with the Board of Directors

We have adopted written procedures establishing a process by which our shareholders can communicate with the Board of Directors regarding various topics related to the company. A shareholder desiring to communicate with the Board, or any individual director, should send his or her written message to the Board of Directors (or the applicable director or directors) care of the Corporate Secretary, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052. Each submission will be forwarded, without editing or alteration, by the Secretary of the company to the Board, or the applicable director or directors, on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting shareholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such shareholder.

Code of Ethics

We have adopted a code of ethics applicable to all of our executive officers, known as the Code of Ethics for MicroVision Executives. We have also adopted a code of conduct applicable to our directors, officers, and employees, known as the Code of Conduct. The Code of Ethics for MicroVision Executives and the Code of Conduct are available on our website. In the event that we amend or waive any of the provisions of the Code of Ethics for MicroVision Executives we intend to disclose the same on our website at www.microvision.com.

Policy Against Employee, Officer and Director Hedging

We consider it improper and inappropriate for any director, officer or other employee of ours to engage in speculative transactions in MicroVision securities. It is, therefore, our policy that directors, officers and other employees may not engage in any of the following transactions with respect to MicroVision’s securities:

•

Short Sales: Short sales of MicroVision securities portray an expectation on the part of the seller that the securities will decline in value and could signal to the market that the seller has no confidence in the company or its short-term prospects. For these reasons, short sales of MicroVision securities are prohibited by our policy.

•

Publicly Traded Options: Transactions in options also may focus the person’s attention on short-term performance at the expense of our long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by our policy.

•

Hedging Transactions: We strongly discourages hedging transactions of MicroVision securities, such as zero-cost collars and forward sale contracts. Any requests to engage in hedging transactions of MicroVision stock must be submitted to the General Counsel (or the Board of Directors for our named executive officers). No such transactions were approved during the most recently completed fiscal year.

•

Margin Accounts and Pledges: Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in MicroVision securities, directors, officers and other employees are prohibited from holding MicroVision securities in a margin account or pledging MicroVision securities as collateral for a loan, except to MicroVision.

•

Limit Orders: The General Counsel must review the effective period and timing of any limit order in advance of placing such an order. In general, limit orders will not be approved that begin before or extend after the trading window guidelines discussed above. Despite prior approval an employee must cancel any limit order if the employee later learns material, nonpublic information before the execution of the trade.

Director Compensation for 2022

The following table provides information concerning the compensation of our non-employee directors during the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash	Stock Awards (2)(3)	Option Awards(4)	Total
Simon Biddiscombe	$90,000	$102,790	—	$192,790
Robert P. Carlile	$117,500	$102,790	—	$220,290
Judith M. Curran	$85,000	$102,790	—	$187,790
Jeffrey A. Herbst (1)	$67,757	$118,135	—	$185,892
Seval Oz	$75,000	$102,790	—	$177,790
Mark B. Spitzer	$75,000	$102,790	—	$177,790
Brian V. Turner	$102,500	$102,790	—	$205,290

(1)

In connection with his initial appointment to the Board on April 1, 2022 and in accordance with our independent director compensation policy, Mr. Herbst was granted 3,456 RSUs, which vested on May 26, 2022.

(2)

The amounts reported reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted in the year shown pursuant to our 2020 or 2022 Incentive Plan, determined in accordance with financial accounting rules (FASB ASC Topic 718), rather than an amount paid to or realized by the director. For a discussion of valuation assumptions for these awards, see Note 10 to our Notes to Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year.

(3)	As of December 31, 2022, each of our non-employee directors held an outstanding RSU award covering 14,984 shares of MicroVision common stock.
(4)

As of December 31, 2022, the number of outstanding shares underlying option awards for each of our non-employee directors was 30,000 for each of Mr. Biddiscombe, Mr. Carlile, Ms. Curran, and Mr. Spitzer, 7,500 for Ms. Oz, and 0 for Mr. Herbst and Mr. Turner.

All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board.

We believe it is important to have a compensation policy for non-employee directors that enables us to attract and retain skilled board members with relevant expertise. Our Director Compensation Policy was revised May 2021 to provide a total annual compensation approach that is split between cash and equity based on dollar value. Under the policy, base cash compensation is $75,000 for each director. Board and committee chairs receive additional cash compensation that reflects additional responsibilities: Board chair, $50,000; audit committee chair, $20,000; compensation committee chair, $15,000; and nominating & governance committee chair, $10,000. Independent Directors are generally required to serve on two committees. Cash is paid in equal quarterly installments. Annual equity compensation for each director is in the form of an award of RSUs equal to $100,000 on the date of grant. The number of shares granted to non-employee directors is based on the average closing price of our common stock over the 20 trading days prior to the Annual Meeting of Shareholders. Equity vests in equal quarterly installments, with the final installment vesting the earlier of the one-year anniversary of the grant date or the day before the next Annual Meeting. New directors do not receive a separate initial fee or equity grant but receive cash and an equity grant on a pro rata basis depending on the director’s start date with us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Under the Code of Conduct adopted by us, officers, directors and employees must avoid even the appearance of a conflict of interest. Under the Code of Ethics for MicroVision Executives we have adopted, all of our executive officers must report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. We also review questionnaires completed by all directors and executive officers for potential “related-person transactions” between us and related persons. The Board’s Audit Committee is responsible for review, approval, or ratification of related-person transactions. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

INFORMATION ABOUT MICROVISION COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of February 28, 2023 (the “table date”), the number of shares of our common stock beneficially owned by our directors and nominees, named executive officers, and all directors and executive officers as a group and each person known by us to own beneficially more than 5% of our outstanding common stock.

Name of Beneficial Owner	Number of Shares(1)	Percent of Common Stock(2)
Sumit Sharma(3)	876,842	*
Anubhav Verma	48,937	*
Drew G. Markham	13,871	*
Simon Biddiscombe(4)	123,996	*
Robert P. Carlile(4)	183,496	*
Judith M. Curran(4)	66,707	*
Jeffrey A. Herbst(5)	33,424	*
Seval Oz(6)	42,957	*
Mark B. Spitzer(4)	66,707	*
Brian V. Turner(5)	297,459	*
All executive officers and directors as a group (10 persons)(7)	1,754,396	1.0%
BlackRock(8)	13,090,001	7.4%
Vanguard(9)	10,309,847	5.9%

*	Less than 1% of the outstanding shares of common stock.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, and except as otherwise noted, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.

(2)	Percentage of common stock is based on 175,818,617 shares of common stock outstanding as of February 24, 2023.
(3)

Includes 187,500 shares issuable upon exercise of options and 300,000 RSUs scheduled to vest within 60 days of the table date. Pursuant to a Property Settlement Agreement and Separation Contract, 50% of Mr. Sharma’s shares of common stock and vested options, RSUs, and PSUs were transferred to his former spouse and not deemed beneficially owned by Mr. Sharma subsequent to such transfer.

(4)	Includes 30,000 shares issuable upon exercise of options and 7,492 RSUs scheduled to vest within 60 days of the table date.
(5)	Includes 7,492 RSUs scheduled to vest within 60 days of the table date.
(6)	Includes 7,500 shares issuable upon exercise of options and 7,492 RSUs scheduled to vest within 60 days of the table date.
(7)	Includes 315,000 shares issuable upon exercise of options and 352,444 RSUs scheduled to vest within 60 days of the table date.
(8)

The Schedule 13G filed with the SEC by BlackRock, Inc. on February 3, 2023 indicates that as of December 31, 2022, BlackRock beneficially owned 13,090,001 shares of MicroVision common stock, with sole voting power over 12,896,181 shares and sole dispositive power over 13,090,001 shares. BlackRock’s reported address is 55 East 52nd Street, New York, NY 10055.

(9)

The Schedule 13G filed with the SEC by The Vanguard Group on February 9, 2023 indicates that as of December 31, 2022, Vanguard beneficially owned 10,309,847 shares of MicroVision common stock, with sole voting power over 0 shares and sole dispositive power over 9,893,506 shares. Vanguard’s reported address is 100 Vanguard Blvd., Malvern, PA 19355.

Based solely on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that all of these reporting persons complied with their filing requirements during 2022.

PROPOSAL TWO—APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

We are asking our shareholders to approve an amendment to our Certificate of Incorporation to increase our authorized shares of common stock from 210,000,000 shares to 310,000,000 shares. For convenience, throughout the discussion of this proposal, we refer to this increase in authorized shares as the Share Capital Amendment. Our Board has approved the Share Capital Amendment, with implementation subject to approval from our shareholders at the Annual Meeting. If our shareholders approve the Share Capital Amendment, it will become effective upon the filing of the amendment with the Secretary of State of Delaware.

We believe that the Share Capital Amendment is necessary for MicroVision to maintain sufficient liquidity to execute our long-term business strategy, enable efficient access to capital markets, and support opportunistic strategic partnerships and arrangements. In the event that the Share Capital Amendment fails to receive the required approval from shareholders, MicroVision would be at a disadvantage amongst competitors that have significantly more liquidity and access to capital.

Outstanding Shares and Purpose of the Proposal

As of the Record Date, we had approximately 176.0 million shares of common stock issued and outstanding and approximately 22.5 million shares of common stock reserved for future issuance under outstanding options, restricted stock units, and performance-based restricted stock units. Thus, only approximately 11.5 million authorized shares of common stock currently remain available for issuance.

Our Board believes it is in the best interest of MicroVision and its shareholders to increase the number of authorized shares of common stock to provide flexibility to issue shares of common stock for general corporate purposes, which could include equity-based financing transactions to support liquidity needs for the execution of our business strategy in the long term, capital markets transactions with institutional and other financial partners, and equity investments in us by strategic partners, including customers. The availability of additional authorized shares of common stock would allow us to execute any of these transactions in the future without additional shareholder approval, except as may be required in particular cases by our Certificate of Incorporation, applicable law or the rules of any stock exchange on which MicroVision securities may then be listed.

In approving the Share Capital Amendment, our Board considered many factors, including the following:

•	the low balance of available authorized shares of our common stock and its current trading price;

•	the balance of our cash, cash equivalents and other liquid securities in light of expected near-term and future cash needs;

•	cash and cash equivalent balances, fundraising capacity, market capitalization, and trading prices of peer companies and market competitors;

•

the length of time of the typical development cycle, design win process, start of production, and product implementation in the automotive industry, particularly with regard to new products and solutions like ours;

•	the potential need for investment throughout these cycles and the length of time to meaningful production volume and revenue generation; and

•	current trends and risks in the capital markets, as well as the current macroeconomic environment.

The approval of the Share Capital Amendment is important for our ongoing business. Successfully developing and commercializing lidar sensor solutions for the advanced driver assistance systems, or ADAS, and automated vehicle, or AV, sectors of the automotive market requires significant investment and the ability to sustain operations throughout the long development and sales cycles. If this proposal is not approved, we will be severely limited in our ability to (i) raise capital that may be needed to fund further development and commercialization of our products, (ii) develop key collaborations with capital markets participants, and (iii) engage in strategic partnerships or other arrangements that may be needed to advance or accelerate our commercialization efforts, any of which could hamper our ability to successfully compete in the ADAS and AV markets.

Although we expect to require raising additional capital to fund our operations in the long term, which may involve the issuance of some of the newly authorized common stock, there is currently no transaction pending. We have no specific plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of common stock subsequent to this proposed increase in the number of authorized shares at this time, and we have not allocated any specific portion of the proposed increase in the authorized number of shares to any particular purpose.

Effects of the Increase in Authorized Common Stock

Approving the amendment to increase the authorized number of shares of MicroVision common stock will not result in any dilution to current shareholders unless we issue such additional shares in the future. With analysis and recommendations from management and our external proxy advisor, our Board approved the size of the proposed increase to provide sufficient authorized shares for use for any of the purposes described above, including the ability to take advantage of opportunities that may be available to the company that would require the use of shares of common stock without the cost and time that would be needed to seek further amendments to its Certificate of Incorporation.

If this proposal is approved, the newly authorized shares of common stock would have the same rights as the presently authorized shares, including the right to cast one vote per share of common stock. Although the authorization of additional shares would not, in itself, have any effect on the rights of any holder of MicroVision common stock, the future issuance of additional shares of common stock (other than a stock split or dividend) would have the effect of diluting existing voting rights and could have the effect of diluting earnings per share and book value per share of existing shareholders.

The Share Capital Amendment will not affect the number of shares of Preferred Stock authorized, which is 25,000,000 shares of Preferred Stock, par value $.001 per share. Currently, there are no shares of Preferred Stock issued and outstanding.

Potential Anti-takeover Effects of Increase in Authorized Common Stock

Our Board does not intend or view the increase in authorized shares of stock as an anti-takeover measure, nor are we aware of any effort by any third party to accumulate our securities or obtain control of MicroVision by means of a merger, tender offer, solicitation in opposition to management or otherwise. In addition to the more traditional uses described above, we could issue shares of MicroVision stock as a defense against efforts to obtain control of the company.

No Appraisal Rights

Our shareholders are not entitled to dissenters’ or appraisal rights under the General Corporation Law of the State of Delaware with respect to the proposed amendment to our Certificate of Incorporation to increase the authorized number of shares, and we will not independently provide shareholders with any such right.

No Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock.

Vote Required – Your vote is extremely important.

The affirmative vote of a majority of the outstanding shares of MicroVision common stock is required to approve the Share Capital Amendment. As a result, abstentions and broker non-votes will have the same effect as a vote “against” the proposal.

The Proposed Share Capital Amendment

This general description of this proposal is qualified in its entirety by reference to the text of the amendment set forth below for the increase of the total number of authorized shares of common stock. If this proposal is approved by shareholders, it will become effective upon the filing of a Certificate of Amendment with the State of Delaware, which MicroVision would intend to file promptly following the shareholder vote during the Annual Meeting. If this proposal is not approved, the Certificate of Incorporation will continue to allow for the authorization of 210,000,000 shares of common stock.

The first paragraph of ARTICLE IV of MicroVision’s Certificate of Incorporation shall be amended and restated to read in its entirety as follows if our shareholders vote to approve this proposal:

The total number of shares of capital stock which this corporation shall have the authority to issue is three hundred thirty-five million (335,000,000) shares, consisting of (i) three hundred ten million (310,000,000) shares of common stock, $.001 par value (“Common Stock”) and (ii) twenty-five million (25,000,000) shares of preferred stock, $.001 par value (“Preferred Stock”).

Summary

In light of the considerations articulated above, our Board and management believe that approval of the Share Capital Amendment is essential to our continued development success and our ability to commercialize our lidar sensor solution for the ADAS and AV markets. The increase to our authorized shares of common stock will allow us flexibility to support our liquidity needs, efficient capital-raising capabilities, and strategic partnerships and arrangements. Sufficient authorized capital is an important tool for us to remain competitive in the highly demanding and quickly evolving markets in which we operate.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO AMEND THE TOTAL NUMBER OF SHARES OF AUTHORIZED COMMON STOCK.

PROPOSAL THREE—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board is asking shareholders to cast a non-binding, advisory vote FOR the approval of the compensation paid to MicroVision’s named executive officers, as disclosed in the Executive Compensation section of this proxy statement.

Our executive compensation program embodies a pay-for-performance philosophy that is intended to reinforce and propel our business strategy and closely align the interests of our executives with our shareholders. This performance-based philosophy is achieved through a program that emphasizes at-risk compensation tied to the achievement of performance objectives and shareholder value. Our executive compensation program is also designed to attract and retain highly talented executives who are critical to the successful implementation of our business strategy.

For these reasons, our Board is asking shareholders to support this proposal. Although the vote is non-binding, our Compensation Committee and Board value the views of our shareholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers. We seek your vote on this proposal pursuant to Section 14A of the Securities Exchange Act or 1934 and we seek advisory votes on executive compensation each year.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR FISCAL 2022, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This compensation discussion and analysis describes the principles underlying our executive compensation program and discusses how those principles affected our policies and decisions regarding the compensation of our named executive officers during 2022.

Executive Summary

Our Business and Strategy. MicroVision is a global developer of lidar hardware and software solutions focused primarily on automotive lidar and advanced driver-assistance systems (ADAS) markets where we can deliver safe mobility at the speed of life. We have developed a suite of light detection and ranging, or lidar, sensors and perception and validation software for ADAS and autonomous vehicle (AV) applications in the automotive market, as well as complementary markets for non-automotive applications including industrial, robotics and smart infrastructure. On December 1, 2022, we entered into an Asset Purchase Agreement with Ibeo Automotive Systems GmbH (“Ibeo”) to acquire certain assets and the transaction closed on January 31, 2023. Our long history of developing and commercializing the core components of our lidar hardware and related software, combined with the experience of the team that joined us in connection with our transaction with Ibeo, provides a potentially compelling advantage over the less-experienced recent entrants into this market.

For the automotive market, our integrated solution combines our MEMS-based dynamic-range lidar sensor and perception software, to be integrated on our custom ASIC, targeted for sale to premium automotive OEMs and Tier 1 automotive suppliers. We believe that our MEMS-based lidar sensor, or MAVIN sensor, and perception software demonstrates best-in-class features and performance that exceed market expectations and outperform competitive products. Our ADAS solution is intended to leverage edge computing and custom ASICs to enable our hardware and perception software to be integrated into an OEM’s ADAS stack.

In addition to our dynamic-range and long-range MAVIN sensor and perception software solution for the automotive market, our product suite includes short- and mid-range lidar sensors, both MEMS-based and flash-based, for automotive and industrial applications, including smart infrastructure, robotics, and other commercial segments. Also, our validation software tool is used by OEMs and other customers including Tier 1s for validating vehicle sensors for ADAS and AV applications. The tool includes software that automates the manual data classification or annotation process, significantly reducing the time and resources required by OEMs to validate their ADAS and AV systems. We also provide engineering services in connection with these hardware and software products.

Our Financial Results. Revenue in 2022 was $664 thousand, which was lower than 2021 revenue of $2.5 million; gross profit in 2022 was $564 thousand, which was lower than 2021 gross profit of $2.5 million. Revenue in the past two fiscal years was derived from one customer, Microsoft Corporation, related to components that we developed for a high-definition display system. This arrangement generates royalty income, but the volume of sales and resulting royalties are not significant.

Throughout 2022, and continuing into 2023, we have been investing in our growth. To further our strategy and expand our growth, we completed the acquisition of assets of Ibeo, allowing us to expand our product portfolio, employee base, and automotive qualification expertise. Our employee base increased from 103 employees in March 2022 to just over 350 employees in March 2023, with U.S. offices in Redmond and Detroit and Germany offices in Hamburg and Nuremberg. We also expanded our R&D and testing capacity at our headquarters office in Redmond, Washington. Accordingly, our R&D expenses grew to $30.4 million in 2022 from $24.1 million in 2021, and SG&A expenses grew to $24.0 million in 2022 from $22.3 million in 2021.

We ended 2022 with a cash and investments balance of approximately $82.7 million, compared to $115.4 million at the end of 2021.

Our Pay-for-Performance Philosophy. With a focus on critical and aggressive development, product demonstration, and business development goals, we designed our compensation program across the entire company to emphasize performance and drive the team toward a common set of objectives. For our employees, we implemented a milestone equity award program in 2022 pursuant to which our engineering teams were motivated to collaboratively work toward four key development objectives in order to earn grants of restricted stock units, or RSUs. Once earned and granted, the milestone awards became subject to time-based vesting over approximately two years.

We have a similar performance-based philosophy for the design of our executive compensation program. The leadership team, led by CEO Sumit Sharma, drove our efforts to advance our strategic objectives and make significant progress on ambitious product and business development goals. During 2022, we delivered on milestone objectives, including track testing of our highway pilot features for complex highway driving scenarios, achieving Class 1 compliance for our MAVIN sensor, and initiating our sample sales program. In addition, in furtherance of a central pillar of our business and corporate development strategy, our executive team identified, evaluated, negotiated, and signed an agreement to acquire Ibeo’s assets. The acquisition closed on January 31, 2023, allowing us to quickly begin the process of integrating our technology, products, and teams to accelerate our strategic progress.

Key Compensation Highlights. A central compensation focus in 2022 was to motivate our leadership team and workforce to drive the company toward success, enhancing long-term value creation for MicroVision and increasing the long-term trading price of our stock. For the leadership team, a new, multi-year performance-based equity award program was designed to motivate this long-term value creation and to strongly align executives’ interests with those of our shareholders.

Specifically, upon the approval by our shareholders of the 2022 Equity Incentive Plan at the June 2022 Annual Meeting, we implemented a performance-based restricted stock unit, or PRSU, award program designed to motivate our leadership team to be laser-focused on executing our strategy and building shareholder value. Our Compensation Committee intended that multi-year awards granted pursuant to this PRSU program would (i) tightly align the long-term interests of our executives with those of our shareholders, (ii) only be earned if there was significant and sustained company performance, and (iii) discourage our executives from taking risks to achieve only short-term unsustainable gains.

Comparing our 2022 executive compensation to our peers (see “The Role of Peer Groups” below for more information on our peer group),

•	Base salaries for our executives were below the median in the aggregate, with Mr. Sharma’s and Ms. Markham’s salary below the 25th percentile and Mr. Verma’s salary just below median.

•

Target total cash compensation, which included a 40% short-term incentive bonus opportunity for Mr. Verma and Ms. Markham, was below the 25th percentile for Mr. Verma and below the median for Ms. Markham. Mr. Sharma had no target bonus.

•

Equity compensation, consisted of grants under the PRSU program of PRSUs covering 2.8 million shares for Mr. Sharma, 2.2 million shares for Mr. Verma, and 1.2 million shares for Ms. Markham. The annualized values of these awards were all below the median.

•

Applying the annualized values of the PRSUs, total direct compensation reported in the Summary Compensation Table was below the median for all of our named executive officers. No value was earned or realized by our named executive officers in respect of such PRSU grants, which will only be earned upon the achievement of ambitious stock price targets and, once earned, require vesting over time, as discussed in greater detail below. The PRSUs are annualized because they are intended to reflect the annual equity grant over the four-year period from 2022 through 2026, with the next annual equity award in 2026, except that Mr. Sharma will continue to receive the grant provided under his 2021 employment agreement.

Highlights relating to our CEO’s compensation, based on the employment agreement approved by our Board in April 2021,

•	Base annual salary of $300,000, subject to annual review by our Board.

•	No short-term incentive bonus opportunity until April 2024.

•

To strongly align the interests of our CEO and our shareholders, pursuant to his employment agreement Mr. Sharma is entitled to a special equity award of 1.2 million shares in the aggregate, comprised of four annual grants of 300,000 shares, subject to his continued employment on each grant date. Mr. Sharma was granted an annual grant in each of 2021 and 2022.

•	During the term of the agreement, Mr. Sharma is not eligible to receive any further equity awards that are solely time based, however he remains eligible to receive performance-based equity awards.

Upon approval of our 2022 Equity Incentive Plan by our shareholders in 2022, the Compensation Committee implemented the highly strategic, 100% performance-based PRSU program for our named executive officers, as well as certain other members of our leadership team. The PRSUs awarded to our named executive officers in June 2022 will only be earned upon the achievement of ambitious stock price targets and, once earned, require vesting over time. These PRSU awards are intended to provide significant motivation to our executive leadership team to deliver on our strategic objectives and enhance shareholder value over the long term. Upon the grant of the PRSU awards, our named executive officers agreed to forego future long-term equity incentive awards through the end of the performance period of December 31, 2025. These PRSU awards are more fully described later in this compensation discussion and analysis.

Executive Compensation Philosophy and Elements

The overall objectives of our executive compensation program are to provide compensation at competitive levels in order to recruit and retain talented executives, motivate our executives to achieve our strategic and financial objectives, and provide incentives to help align the interests of our executives with the interests of our shareholders.

Our executive compensation program includes the following primary elements of compensation:

Base Salary	Base salaries for our executives are primarily based on the role, taking into account competitive market compensation paid by other companies in our peer group for comparable positions. Each named executive officer’s base salary is also determined by reviewing the other components of an executive’s compensation to ensure that the total compensation is in line with the Compensation Committee’s overall compensation philosophy, recognizing the opportunity for long-term equity and cash bonus.

Annual Performance-Based Incentive Bonus

The Compensation Committee believes that a portion of each executive’s total cash compensation should be based on the company’s performance. The Compensation Committee believes that structuring a significant portion of each executive’s annual cash compensation as a short-term incentive bonus, and the contingent nature of that compensation, induces an executive to drive toward achievement of both the short- and long-term goals of the company. The amount of the bonus depends generally on the level of company performance, with a target set as a percentage of base salary. The Compensation Committee approves the target bonus percentages and the actual bonus awards for all executives, except the CEO.

The amount of any bonus actually awarded to executives is determined solely in the discretion of the Compensation Committee, or by the Board in the case of our CEO, based on achievement of preestablished performance objectives. For 2022, Mr. Verma and Ms. Markham were eligible to earn a cash incentive bonus up to 40% of their base salary based upon achievement of preestablished performance objectives. Mr. Sharma’s eligibility for a short-term bonus opportunity was discontinued through April 2024 in light of his special 2021 equity award.

Long-Term Equity Incentive Awards	A key component of our executive compensation program, equity awards are designed to attract and retain executive officers and to motivate them to enhance shareholder value by aligning the financial interests of executives with those of shareholders.

We believe that there are multiple, dynamic factors that contribute to our success. Moreover, we recognize that our business and the industries in which we operate and compete for talent are constantly evolving and highly competitive in nature. Under our executive compensation program, we consider the needs of our company as a whole; design various elements of compensation to drive our executives and their teams to meet or exceed company goals and objectives; and take into account competitive practices in order to achieve our recruiting and retention needs. Consistent with our desire to maintain competitive practices and achieve our recruiting and retention goals, in addition to our three primary elements of compensation, our executive compensation packages also contain certain severance and change in control arrangements; some targeted, one-time bonuses; and retirement and other generally available, broad-based benefits. In general, we provide very limited executive perquisites, and we do not provide our executives with supplemental retirement plans or tax gross ups, except as described below under “2022 Compensation—Our Chief Executive Officer—Tax Equalization.”

Executive Compensation Decision-Making Process

The Roles of our Board, Compensation Committee and Chief Executive Officer. Our Compensation Committee’s purpose is to discharge the Board of Director’s responsibilities relating to the compensation of our executive officers and the adoption of policies that govern our compensation and benefit programs, other than with respect to our CEO’s compensation. Our Compensation Committee reviews and recommends the CEO’s compensation, which is subject to the approval of the Board. The Board is able to make any adjustments that it may determine are appropriate with respect to our CEO’s compensation. The Compensation Committee determines all compensation for our other named executive officers. At the invitation of our Compensation Committee, our CEO provides input regarding the performance and appropriate compensation of the other named executive officers. The Compensation Committee gives considerable weight to the CEO’s assessment of the other named executive officers because of his direct knowledge of each executive’s role, performance and contributions. During 2022, our CEO attended part or all of each Compensation Committee meeting at the request of the Committee. However, the Compensation Committee ultimately discussed and determined each executive officer’s compensation without the executive officer present.

The Role of the Compensation Consultant. Our Compensation Committee has selected and directly retains the services of Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm. F.W. Cook does not provide any other services to MicroVision and works with our management only on matters for which the Compensation Committee is responsible. The Compensation Committee has assessed the independence of F.W. Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent F.W. Cook from serving as an independent consultant to the Compensation Committee. The Compensation Committee periodically seeks input from F.W. Cook on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. F.W. Cook also provides general observations on our compensation programs, but it does not determine or recommend the amount or form of compensation for our named executive officers. A representative of F.W. Cook attends Compensation Committee meetings from time to time, when requested by the Compensation Committee.

The Role of Peer Groups. In 2021, with the oversight of our Compensation Committee, F.W. Cook performed an executive compensation review that included identifying a peer group of companies to be used by us for the purpose of comparing our executive compensation to the market. This market analysis was used by the Compensation Committee to evaluate the compensation arrangements of our CEO and two newly hired executives.

The 19 companies in the 2021 peer group are publicly traded, U.S.-based technology companies. At the time the 2021 peer group was determined, our market cap was near the middle of the average 2020 market cap for the peer group, which was the size the peers were when they made pay decisions.

Akoustis Tech	InterDigital	PROS	Varonis Systems

Ambarella	MaxLinear	Progress Software	Vicor

CEVA	PagerDuty	Rambus	Workhorse

Digimarc	PDF Solutions	Rapid7	Xperi

FuelCell Energy	Plug Power	SecureWorks

We consider competitive market data regarding compensation as context for recruiting and retaining executives, but we do not rely solely on market data. Our management and the Compensation Committee strive to incorporate flexibility into our compensation programs and the assessment process so that we are able to respond to and adjust for the evolving business environment and the value delivered by our named executive officers. In addition to competitive data, we may take into account a variety of other factors, such as general market conditions, internal equity, an individual’s level of responsibilities, as well as an individual’s recent or future expected contributions. The annualized value of total compensation for all our named executive officers in 2022 was below the median of the peer data when the 2022 performance equity award is spread over the four-year period for which it reflects new grants, including Mr. Sharma’s annual RSU award pursuant to his 2021 agreement.

Consideration of Say-on-Pay Vote Results. We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation. At our 2022 annual meeting of shareholders, which took place last June, our shareholders approved the compensation of our named executive officers as disclosed in our 2022 proxy statement with approximately 87% of the votes cast in favor of the proposal. To enhance engagement with our large base of retail shareholders, management holds virtual meetings or “fireside chats” with groups of shareholders at various times throughout the year. The Compensation Committee will continue to consider the results of the annual say-on-pay vote and specific shareholder input in determining 2023 and future compensation programs for our executive officers.

2022 Compensation—Our Chief Executive Officer

Mr. Sharma was appointed as our CEO in February 2020. In April 2021, we entered into an employment agreement with Mr. Sharma, which provides for a three-year term and an annual base salary of $300,000, subject to annual review by the Board (although not increased for 2022). Mr. Sharma’s base salary is below the 25th percentile of our 2021 peer group. Mr. Sharma agreed to this below-market base salary in order to more heavily weight his compensation toward at-risk equity compensation, evidencing his support for the company’s strategy and belief in MicroVision’s long-term prospects and value.

Mr. Sharma does not participate in any short-term cash incentive program. His compensation program is focused on long-term equity incentives that are more aligned with shareholder value than a short-term cash program. In lieu of our typical short-term cash incentive bonus and long-term equity incentive award, pursuant to his employment agreement Mr. Sharma is entitled to a special equity award of fully vested RSUs covering an aggregate of 1.2 million shares to be granted in equal annual installments of 300,000 shares, with the initial grant having occurred in May 2021 and subsequent installments to be granted each year on the anniversary of the April 2021 effective date through April 2024, in each case subject to his continued employment on such date (the “Annual CEO RSUs”). In the event of a “change of control,” as defined in the employment agreement, occurring while Mr. Sharma remains employed by us and prior to the time when any portion of the award remains ungranted to him, the ungranted portion of the award will be granted as a single fully vested award to Mr. Sharma sufficiently in advance of the closing of the change of control such that he can participate in the transaction as a shareholder with respect to the shares of stock underlying such award. The employment agreement further provides that other than this special equity award, Mr. Sharma will not be entitled to receive any other equity-based award that is subject solely to time-based vesting; he will, however, remain eligible to receive equity-based awards that are subject to performance-based vesting conditions.

Pursuant to his employment agreement, if the company terminates Mr. Sharma’s employment other than for “cause” or if Mr. Sharma terminates employment for “good reason” (each as defined in the agreement) prior to the end of the term, in addition to receiving earned but unpaid pay and unreimbursed business expenses, he will be eligible to receive continued payment of his base salary for a period of 12 months and reimbursement for the company’s portion of group medical, dental and vision insurance premiums for up to 12 months following such termination, subject to possible early termination if Mr. Sharma and his dependents are no longer entitled to such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or company plans, subject to timely execution of a release of claims in favor of the company.

If a change of control occurs and the company terminates Mr. Sharma’s employment other than for “cause” during the term and within two years following such change of control, then, in lieu of the severance payments described above, Mr. Sharma would be entitled to receive a lump sum payment equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control. In addition, the company will pay the full cost of Mr. Sharma’s continued participation in the company’s group health and dental plans for one year or, if less, for so long as he remains entitled to continue such participation under applicable law, subject to timely execution of a release of claims in favor of the company.

Additionally, if Mr. Sharma’s employment is terminated due to his death or if he becomes disabled during his employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, with or without reasonable accommodation as required by law, for a period of more than one hundred twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days, then MicroVision will make provision for contribution of the employer-portion of premiums under COBRA for a period of up to 12 months for Mr. Sharma and his dependents, as applicable.

Mr. Sharma is not entitled to receive any tax gross-up payment for any “golden parachute” excise tax, as described in Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), incurred in respect of payments or benefits payable under Mr. Sharma’s employment agreement or otherwise. If any payments or benefits would be subject to such excise tax under Section 280G and Section 4999 of the Code, they will be reduced if and to the extent the reduction is more favorable to Mr. Sharma on an after-tax basis.

Following the approval of our 2022 Equity Incentive Plan by shareholders in June 2022, Mr. Sharma was granted PRSUs covering 2,800,000 shares that are only earned if specific stock price targets are met, with each target representing a very substantial increase over the current price. These PRSU awards are more fully described later in this compensation discussion and analysis.

Tax Equalization. During 2022, with our focus on developing relationships with European automotive OEMs and our acquisition of Hamburg-based Ibeo, Mr. Sharma was required to spend a substantial amount of time working on the company’s behalf in Germany. To the extent that Mr. Sharma incurs a tax burden in Germany as a result of this work, our Board has approved a tax equalization plan whereby the company will cover incremental taxes required to be paid in connection with Mr. Sharma’s work in Germany. We expect that the tax equalization plan will result in a net-neutral tax position for Mr. Sharma such that he will neither benefit from nor owe additional tax due to his business travel. With the January 2023 closing of the Ibeo acquisition and our significant recent expansion of operations in Germany, we anticipate that the tax equalization plan will apply again in 2023.

2022 Compensation—Our Other Executive Officers

Base Salaries. Base salaries for our named executive officers are determined for each executive based on position, responsibility, experience and competitive market data. Base salaries are adjusted from time to time to recognize various levels of responsibility, promotions, individual performance, market conditions and internal equity issues. Rather than applying a formulaic approach, the Compensation Committee awards base salaries for our named executive officers within the context of our overall merit increase system considering level of responsibility, individual performance, market competitive factors, and the critical role of the executive in our future growth and strategy.

In connection with her hire in June 2021, Ms. Markham’s base salary was established at $275,000, and in connection with an increase in her responsibilities to include oversight of the company’s Human Resources and People Operations function, the Compensation Committee approved, based on market data from its compensation consultant, an increased base salary of $372,000 effective January 1, 2022. In connection with his hire in November 2021, Mr. Verma’s base salary was established at $400,000 and was not increased for 2022. Base salary for each of our named executive officers is below the median.

Annual Performance-Based Incentive Bonuses. Historically, the Compensation Committee has approved an annual performance-based incentive bonus opportunity for each executive in order to motivate and reward an individual’s annual contribution to company performance. Beginning in fiscal year 2022, both Mr. Verma and Ms. Markham became eligible to earn an annual incentive bonus of up to 40% of their respective base salary, dependent on attainment of preestablished performance objectives, but no annual incentive bonuses were paid to either in 2022. Although our Compensation Committee determined that, based on the achievement of strategic objectives in 2022, bonuses were deemed earned by Mr. Verma equal to $160,000, or 40% of his annual base salary, and by Ms. Markham equal to $148,800, or 40% of her annual base salary, the Compensation Committee further determined that the payout of these bonuses, if any, was subject to further evaluation by Mr. Sharma based on objectives to be achieved in the first half of 2023 following the Ibeo acquisition.

Special Cash Bonuses. From time to time, we utilize discretionary signing, promotion, retention or other bonus awards as compensation tools that provide incentives for executives and employees to accept employment offers, to reward outstanding performance and to retain key contributors for extraordinary work. We believe that these bonus awards are consistent with our overall compensation philosophy to achieve our recruiting and retention objectives as well as to allow discretion to address our business and development needs in a constantly evolving and highly competitive environment. No special cash bonuses were awarded or paid to our named executive officers in 2022.

Long-Term Equity Incentive Awards. The equity compensation program is designed to align executive compensation with the interests of our shareholders and also with the company’s long-term performance because the value of an equity award depends on our stock price. Equity compensation awards are also an important employee retention tool as they generally vest over a multi-year period, subject to continued service by the award recipient. No exclusively time-based equity awards were granted to our named executive officers in 2022, except for the annual RSU grant awarded pursuant to Mr. Sharma’s 2021 agreement.

PRSU Program. Upon the approval by shareholders of our 2022 Equity Incentive Plan at the 2022 Annual Meeting last June, our Compensation Committee implemented a PRSU program, pursuant to which the Compensation Committee may grant performance-based equity awards, the PRSU Awards, designed to motivate our executive team to be laser-focused on executing our strategy and building shareholder value. The Compensation Committee was intent on establishing an award program that would (i) tightly align the long-term interests of our executives with those of our shareholders, (ii) only be earned if there was significant and sustained company performance, and (iii) discourage our executives from taking risks to achieve only short-term, unsustainable gains.

Pursuant to the program, the Compensation Committee, with approval from the Board of Directors for the award to Mr. Sharma, approved the following maximum grants: 2,800,000 shares to Mr. Sharma (or target of 840,000 shares with 250% target upside potential), 2,000,000 shares to Mr. Verma (or target of 600,000 shares with 250% target upside potential), and 1,200,000 to Ms. Markham (or target of 360,000 shares with 250% target upside potential).

The table below shows the maximum shares that could be earned by each of our named executive officers in the event of achievement of each performance goal, along with the related grant date fair value.

			Maximum Shares Potentially Earned			Grant Date Fair Value(1)
Performance Goal	Share Price Hurdle	PRSUs Eligible to Vest	Sumit Sharma	Anubhav Verma	Drew G. Markham	Sumit Sharma	Anubhav Verma	Drew G. Markham
1 (25% of target)	$12.00	10%	280,000	200,000	120,000	$621,600	$444,000	$266,400
2 (Target)	$18.00	30%	840,000	600,000	360,000	$1,503,600	$1,074,000	$644,400
3 (175% of target)	$24.00	30%	840,000	600,000	360,000	$1,260,000	$900,000	$540,000
4 (250% of target)	$36.00	30%	840,000	600,000	360,000	$940,800	$672,000	$403,200

Total			2,800,000	2,000,000	1,200,000	$4,326,000	$3,090,000	$1,854,000
Annualization Factor			÷4	÷4	÷4	÷4	÷4	÷4
Annualized Value			700,000	500,000	300,000	$1,081,500	$772,500	$463,500

(1)

The amounts reported reflect the grant date fair value, excluding the effect of estimated forfeitures, of PRSU awards granted, determined in accordance with financial accounting rules (FASB ASC Topic 718), rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions for these awards, see Note 10 to our Notes to Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year.

The PRSU Awards are only earned if specific stock price targets are met, with each hurdle representing a very substantial increase over a recent price of $2.50 (e.g., earning 10% of the awards requires an increase over the current price of approximately 380%, earning target for achieving $18.00 per share requires an increase of approximately 600%, and earning 250% of the awards requires an increase of approximately 1300%). Thus, these awards are fully aligned with MicroVision’s long-term strategy and the interests of our shareholders. The PRSU Awards will only be eligible to vest if we achieve the following back-loaded price earnout schedule (each stock price must be achieved for 20 consecutive trading days):

Performance Goal	Share Price	PRSUs Eligible to Vest
Performance Goal 1 (25% of Target)	$12.00	10%
Performance Goal 2 (Target)	$18.00	30%
Performance Goal 3 (175% of Target)	$24.00	30%
Performance Goal 4 (250% of Target)	$36.00	30%

Assuming attainment of the applicable share price goals shown above before the December 31, 2025 end of the performance period, then the PRSU Awards earned for price performance will become subject to time-based vesting in equal quarterly installments over two years starting from the date on which the goal is achieved. Vesting requires continued service through each applicable vesting date. The executives also agreed to forego future long-term equity incentive awards through the end of the December 31, 2025 performance period, but Mr. Sharma will continue to be granted the Annual CEO RSUs through 2024 pursuant to the terms of his employment agreement.

Stock Retention Policy. Furthering our goal of aligning the long-term interests of our executive officers with those of our shareholders, we have adopted a stock retention policy that requires the CEO and other executive officers to obtain over time and then retain equity with a minimum value of five times base salary in the case of the CEO and three times base salary in the case of other executives.

Benefits. Benefits are part of a competitive compensation package to attract and retain employees, including executives. Our executive officers are eligible to participate in all of the benefit programs offered to employees. These programs include medical, dental, vision, group life and disability insurance, and a medical reimbursement plan. Our employees, including our named executive officers, are also eligible to participate in our 401(k) savings plan, a tax-qualified retirement savings plan pursuant to which all U.S.-based employees are able to contribute to the plan on a before-tax basis, pursuant to Internal Revenue Service rules. MicroVision will match 50% of the first 6% of eligible pay that is contributed to the 401(k) savings plan, up to a maximum of 3% of eligible earnings. All employee contributions to the 401(k) savings plan are fully vested upon contribution. Matching contributions by MicroVision become fully vested after one year. Our executive officers are eligible to participate in these benefit programs on the same basis as our other employees.

Perquisites. We may offer other benefits to our employees and executive officers from time to time, including relocation packages, which benefits are typically offered to help us compete more effectively to attract or retain an executive officer.

Change of Control Severance Plan. In November 2011, we adopted a Change of Control Severance Plan (the “Severance Plan”), which was amended in May 2022. Under the Severance Plan, as amended, a “change of control” is defined as the occurrence of any of the following events: (i) the acquisition by any person or group of more than 50% of the then outstanding securities of the company entitled to vote generally in the election of directors; (ii) individuals who constitute the board of directors cease for any reason to constitute at least a majority of the board, provided, however, that any individual becoming a director whose election, or nomination for election, by the company’s shareholders, was approved by a vote of at least a majority of the incumbent directors are considered as though such individual were a member of the incumbent board; (iii) certain reorganizations, recapitalizations, mergers or consolidations; (iv) the sale, transfer or other disposition of all or substantially all of the assets of the company; or (v) approval by the shareholders of the company of a complete liquidation or dissolution of the company.

In the event that a “designated participant,” including our Chief Financial Officer and General Counsel, is terminated on, or during the two-year period following, a change of control, for any reason other than by the company for cause or by the designated participant for good reason (or, in the case of a participant other than a designated participant, any termination of the participant’s employment, on or during the eighteen-month period following a change of control, by the company other than for cause or by the participant for good reason), the company will pay the participant an amount equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control, plus a payment equal to the target bonus for which the participant is eligible, which amount shall be payable within ten business days following the later of the effective date of the release of claims described below or the date it is received by the company. If, however, the timing associated with the execution, revocation and effectiveness of the release of claims would otherwise allow the payment described above to be made in either of two taxable years, such payment will not be made prior to the first day of the second taxable year. The company will also pay the full cost of the participant’s continued participation in the company’s group health and dental plans for one year or, if less, for so long as the participant remains entitled to continue such participation under applicable law. In addition, all options held by the participant which are not exercisable, and which have not been exercised and have not expired or been surrendered or cancelled, will become initially exercisable upon termination and will otherwise be and remain exercisable in accordance with their terms, and all other equity-based compensation awards granted to the participant, including, restricted stock and restricted stock units, will become vested and become free of restrictions.

Payment under the Severance Plan is contingent upon the participant executing and delivering to the company a release from all claims in any way resulting from, arising out of or connected with such participant’s employment with the company.

Executive Compensation Recoupment Policy. In March 2020 we adopted an Executive Compensation Recoupment Policy. Under the policy if there is a restatement of our financial statements due to material noncompliance with financial reporting requirements and an executive engaged in intentional misconduct that caused or partially caused the need for the restatement, with respect to any cash or equity-based bonus or other cash or equity-based incentive compensation that was awarded, paid, earned or became vested wholly or in part upon the attainment of any financial reporting measure preceding the financial restatement date, the Board may, in its discretion, seek reimbursement of any such compensation awarded or paid to the executive or effect the cancellation of unvested and vested equity awards previously granted, if and to the extent such bonus or incentive compensation was based on the erroneous financial data and was in excess of what would have been paid to such executive under the accounting restatement. If the achievement of a certain financial result was considered in determining the bonus or incentive compensation awarded or paid to such executive, but the bonus or incentive compensation was not awarded or paid on a formulaic basis, the Board will determine in its sole discretion the amount, if any, by which the payment or award should be reduced or reimbursed.

The Board has sole discretion to determine whether, and from whom, to seek recovery, as well as the form and timing of any recovery, which may include, among other forms of recovery, repayment or an adjustment to future incentive-based compensation payouts or grants. In determining whether to seek recovery of compensation, the Board may take into account any considerations it deems appropriate, including whether the assertion of a claim may violate applicable law or adversely impact the interests of the company in any related proceeding or investigation and the extent to which the executive was responsible for the error that resulted in the restatement. The determination of the Board need not be uniform with respect to any or all executives.

Compensation Risk Assessment. Our Compensation Committee has reviewed our compensation policies and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company. As part of its assessment, the Compensation Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial and other performance targets, our bonus structure of payouts and the nature of our key performance metrics. We believe these practices encourage our employees to focus on sustained long-term growth, which we believe will ultimately contribute to the creation of shareholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2022 with MicroVision’s management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in MicroVision’s annual report on Form 10-K and proxy statement relating to the 2023 annual meeting of shareholders.

The Compensation Committee of the Board of Directors

Simon Biddiscombe, Chair

Robert P. Carlile

Judith M. Curran

Mark B. Spitzer

Summary Compensation Table

The following table provides information regarding the compensation paid to, or earned by, each of our named executive officers during the last three fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Sumit Sharma	2022	300,000	—	8,571,000	—	—	9,000	8,880,000
Chief Executive Officer	2021	294,622	300	4,245,000	—	—	8,700	4,548,622
	2020	233,786	—	—	—	—	7,779	241,565
Anubhav Verma	2022	400,000	—	3,090,000	—	—	—	3,490,000
Chief Financial Officer	2021	46,513	75,000	1,510,563	—	—	—	1,632,076
	2020	—	—	—	—	—	—	—
Drew G. Markham	2022	372,000	—	1,854,000	—	—	9,150	2,235,150
General Counsel, VP People Operations	2021	151,042	59,000	927,600	—	—	4,188	1,141,830
	2020	—	—	—	—	—	—	—

(1)

No discretionary bonuses were paid in 2022. Although our Compensation Committee determined that, based on the achievement of strategic objectives in 2022, bonuses could be deemed to be earned by Mr. Verma in an amount equal to $160,000, or 40% of his annual base salary, and by Ms. Markham in an amount equal to $148,800, or 40% of her annual base salary, the Compensation Committee determined that the payout of these bonuses, if any, was subject to further evaluation by Mr. Sharma based on objectives to be achieved in the first half of 2023 following the Ibeo acquisition.

(2)

The amounts reported reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted or modified in the year shown pursuant to our 2020 Incentive Plan or 2022 Equity Incentive Plan (the “2022 Plan”), determined in accordance with financial accounting rules (FASB ASC Topic 718), rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions for these awards, see Note 10 to our Notes to Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year. For PRSUs granted in 2022, the grant date fair value reported assumes maximum level of achievement.

(3)	No short-term incentive bonus opportunities related to preestablished performance objectives were articulated relating to 2022 performance.
(4)

The amounts included in this column generally consist of matching contributions under MicroVision’s 401(k) plan of 50% of the first 6% of eligible pay contributed to the 401(k) plan and which benefit is available to all of the company’s employees.

Grants of Plan-Based Awards

The following table provides information regarding the amount of equity awards granted to our named executive officers during the fiscal year ended December 31, 2022. No annual incentive bonus award opportunities and no stock options were granted to our named executive officers for 2022.

		Equity Grants at Target(1)		Equity Grants at Maximum(1)
Name	Grant Date	All Other Stock Awards: # of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)	All Other Stock Awards: # of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Sumit Sharma	04/08/2022	300,000	$4,245,000	300,000	$4,245,000
	06/13/2022	840,000	$1,503,600	2,800,000	$4,326,000
Anubhav Verma	06/13/2022	600,000	$1,074,000	2,000,000	$3,090,000
Drew G. Markham	06/13/2022	360,000	$644,400	1,200,000	$1,854,000

(1)

The number of shares reported in this column represent RSUs or PRSUs granted under our 2020 Incentive Plan or 2022 Plan, which awards are described in more detail in the Compensation Discussion & Analysis.

(2)

The dollar amounts reported in this column reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of the awards granted in the most recently completed fiscal year pursuant to our 2020 Incentive Plan or 2022 Plan, determined in accordance with financial accounting rules (FASB ASC Topic 718) rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions for these awards, see Note 10 to our Notes to Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year. As described in Note 10, the grant date fair value of the 300,000 RSUs to Mr. Sharma is based on the closing price of our common stock on May 6, 2021, the date of grant of the full equity award for accounting purposes.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding the holdings of stock options and RSUs by each of our named executive officers as of the end of our most recently completed fiscal year. The market value of RSUs is based on the closing price of MicroVision common stock on the Nasdaq Stock Market on December 31, 2022, which was $2.35.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested ($)
Sumit Sharma	20,000		3.16	10/7/2025
	50,000		1.89	6/1/2026
	130,000		1.67	2/8/2027
	175,000		0.73	5/22/2029
					2,800,000	(1)	$6,580,000
Anubhav Verma	—	—	—	—	100,592	(2)	$236,391
					2,000,000	(1)	$4,700,000
Drew G. Markham	—	—	—	—	40,000	(3)	$94,000
					1,200,000	(1)	$2,820,000

(1)

The following percentages of PRSUs will become eligible to vest if the closing price of our common stock reaches or exceeds the stated price thresholds for at least 20 consecutive trading days during the performance period through December 31, 2025: 10% at $12.00, 30% at $18.00, 30% at $24.00, and 30% at $36.00. If the performance goals are met, the portion of the PRSUs deemed earned will become subject to time-based vesting in equal quarterly installments over two years starting from the date on which the goal is achieved.

(2)

The RSUs are scheduled to vest over four years, with 10% vesting on March 16, 2022, 30% on November 16, 2022, 30% on November 16, 2023, 20% on November 16, 2024, and the final 10% on November 16, 2025, with each such vesting event subject to continued employment with MicroVision on the respective vesting date.

(3)

The RSUs are scheduled to vest over three years, with 5,000 units vesting on February 10, 2022, 15,000 units vesting on August 10, 2022, and 20,000 units vesting on each of August 10, 2023 and August 10, 2024, with each such vesting event subject to continued employment with MicroVision on the respective vesting date.

Option Exercises and Stock Vested
The following table provides information regarding options exercised and restricted stock unit awards vested for our named executive officers during the fiscal year ended December 31, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (3)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Sumit Sharma	—	—	325,000	$1,232,250
Anubhav Verma	—	—	67,062	$228,011
Drew G. Markham	—	—	20,000	$104,050

(1)
Of the amounts shown in this column, MicroVision sold the following number of shares to cover tax withholding obligations: 96,925 shares for Mr. Sharma, 18,125 shares for Mr.
Verma
, and 6,129 shares for Ms. Markham.

(2)	Value realized equals the fair market value of MicroVision common stock on the vesting date, multiplied by the number of shares that vested.
(3)
Value realized on exercise is the number of shares for which the options were exercised, multiplied by the difference between the closing price of MicroVision common stock on the exercise date and the applicable exercise price per share of the options.

Potential Payments upon Termination or Change in Control
The following table reflects the amount of compensation that would have been payable to each of our named executive officers in the event of the termination of such executive’s employment under certain circumstances, assuming that (1) the triggering event took place on December 31, 2
0
22, and (2) the price per share of our common stock was $2.35, which was the closing market price on December 31, 2022.

Name	Benefit	Termination Not in Connection with a Change in Control	Termination In Connection with a Change in Control	Death($)	Disability($)
Sumit Sharma	Salary Severance (1)	$300,000	$300,000	—	—
	Equity award grant (2)	—	$1,410,000	—	—
	Health care coverage (3)	$7,133	$7,950	$7,133	$7,133

Anubhav Verma	Salary Severance (4)	—	$400,000	—	—
	Bonus Severance (4)	—	$160,000	—	—
	Equity award vesting acceleration (5)	—	$236,391	—	—
	Health care coverage (6)	—	$7,950	—	—

Drew G. Markham	Salary Severance (4)	—	$372,000	—	—
	Bonus Severance (4)	—	$148,800	—	—
	Equity award vesting acceleration (5)	—	$94,000	—	—
	Health care coverage (6)	—	$7,950	—	—

(1)
If the company terminates Mr. Sharma’s employment other than for “cause” or if Mr. Sharma terminates employment for “good reason” prior to the end of the term set forth in his employment agreement with the company, he will be eligible to receive continued payment of his base salary for a period of 12 months. If a change of control occurs and the company terminates Mr. Sharma’s employment other than for “cause” during the term and within two years following such change of control, then, in lieu of the severance payment described in the previous sentence, Mr. Sharma would be entitled to receive a lump sum payment equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control.

(2)
If, during Mr. Sharma’s employment, MicroVision experiences a change of control, the ungranted portion of the Annual CEO RSUs will be granted as a single fully vested award to Mr. Sharma sufficiently in advance of the closing of the change of control such that he can participate in the transaction as a shareholder with respect to the shares of stock underlying such award.

(3)
If the company terminates Mr. Sharma’s employment other than for “cause” or if Mr. Sharma terminates employment for “good reason” prior to the end of the term set forth in his employment agreement with the company, he will receive reimbursement for the company’s portion of group medical, dental and vision insurance premiums for up to 12 months following such termination. If a change of control occurs and the company terminates Mr. Sharma’s employment other than for “cause” during the term and within two years following such change of control, then, in lieu of the severance benefits described in the previous sentence, the company will pay the full cost of Mr. Sharma’s continued participation in the company’s group health and dental plans for up to one year. If Mr. Sharma’s employment is terminated due to his death, or if he becomes disabled during his employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, with or without reasonable accommodation as required by law, for a period of more than one hundred twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days, then MicroVision will make provision for contribution of the employer-portion of premiums under COBRA for a period of up to 12 months for Mr. Sharma and his dependents, as applicable.

(4)
If the named executive officer’s employment is terminated on or during the two-year
period following a change of control, for any reason other than by the company for cause or by the named executive officer for good reason, the company will pay the named executive officer an amount equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control, plus a payment equal to the target bonus for which the named executive officer is eligible.

(5)
If the named executive officer’s employment is terminated on or during the two-year
period following a change of control, for any reason other than by the company for cause or by the named executive officer for good reason, all options held by the named executive officer which are not exercisable, and which have not been exercised and have not expired or been surrendered or cancelled, will become initially exercisable upon termination and will otherwise be and remain exercisable in accordance with their terms, and all other equity-based compensation awards granted to the participant, including, restricted stock and restricted stock units, will become vested and become free of restrictions.

(6)
If the named executive officer’s employment is terminated on or during the two-year
period following a change of control, for any reason other than by the company for cause or by the named executive officer for good reason, the company will pay the full cost of the named executive officer’s continued participation in the company’s group health and dental plans for up to one year.

Effective April 8, 2021, Mr. Sharma and the company entered into an employment agreement that provides for payments to Mr. Sharma upon certain terminations of employment, including in respect of a change of control. The employment agreement with Mr. Sharma provides that if the company terminates his employment other than for “cause” or if Mr. Sharma terminates employment for “good reason” (each as defined in the agreement) prior to the end of the term, in addition to receiving earned but unpaid pay and unreimbursed business expenses, he will be eligible to receive continued payment of his base salary for a period of 12 months and reimbursement for the company’s portion of group medical, dental and vision insurance premiums for up to 12 months following such termination, subject to possible early termination if Mr. Sharma and his dependents are no longer entitled to such coverage under COBRA or company plans.
If a change of control occurs and the company terminates Mr. Sharma’s employment other than for “cause” during the term and within two years following such change of control, then, in lieu of the severance payments described above, Mr. Sharma would be entitled to receive a lump sum payment equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control. In addition, the company will pay the full cost of Mr. Sharma’s continued participation in the company’s group health and dental plans for one year or, if less, for so long as he remains entitled to continue such participation under applicable law. Mr. Sharma is not entitled to receive any tax gross-up
payment for any “golden parachute” excise tax, as described in Section 280G and Section 4999 of the Code, incurred in respect of payments or benefits payable under Mr. Sharma’s employment agreement or otherwise. If any payments or benefits would be subject to such excise tax under Section 280G and Section 4999 of the Code, they will be reduced if and to the extent the reduction is more favorable to Mr. Sharma on an after-tax
basis.
The severance benefits provided for in Mr. Sharma’s employment agreement are conditioned on Mr. Sharma delivering an effective release of claims in favor of the company within the timeframe specified in the agreement.
Mr. Verma and Ms. Markham are employed at will and do not have employment agreements.
Under the 2013 and 2020 Incentive Plans, 100% of each of the named executive officers’ options that have not been exercised will become fully vested and immediately exercisable upon a change of control of the company that does not result in an assumption, substitution or payoff of the award by the acquiring company. Mr. Verma and Ms. Markham do not hold any options. In addition, 100% of each named executive officer’s restricted stock units will become fully vested upon a change of control of the company if they are not assumed.
CEO Pay Ratio
The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of Sumit Sharma, our Chief Executive Officer, compared to the median of the annual total compensation of our other employees.
We determined our median employee based on base salary (annualized in the case of full- and part-time employees who joined the company during 2022) of each of our employees (excluding Mr. Sharma) as of December 31, 2022.
The annual total compensation of our median employee (other than Mr. Sharma) for 2022 including base salary, bonus and equity grant was $212,780. Mr. Sharma’s total compensation for 2022, including base salary, bonus and equity grant as reported in the Summary Compensation Table was $8,880,000.
Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was 41.7 to 1. Given the different methods that other public companies may use to determine an estimated pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
Pay Versus Performance
As required by Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and our financial performance for each of the last three completed fiscal years. In determining the “compensation actually paid” to our named executive officers (our “NEOs”), we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in each such previous year, as the valuation methods for this disclosure under Item 402(v) differ from those required in reporting the compensation information in the Summary Compensation Table. For our NEOs other than our principal executive officer (our “PEO”), compensation is reported as an average.

							Value of Initial Fixed $100 Investment Based On:			Company- Selected Measure
Year (1)	Summary Compensation Table Total for PEO S. Sharma	Compensation Actually Paid to PEO S. Sharma (2)	Summary Compensation Table Total for PEO P. Mulligan	Compensation Actually Paid to PEO P. Mulligan	Average Summary Compensation Table Total for Non-PEOs	Average Compensation Actually Paid to Non-PEOs (2)	MVIS Total Stockholder Return (3)	Peer Group Total Stockholder Return (3)	Net Loss (in millions) (4)	Stock Price (5)
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$8,880,000	$3,202,400	$—	$—	$2,862,575	$1,172,328	$326.39	$124.04	$(53,890)	$2.35
2021	$4,548,622	$6,102,497	$—	$—	$1,339,349	$1,474,410	$695.83	$154.19	$(43,200)	$5.01
2020	$241,565	$1,414,065	$69,679	$69,679	$342,741	$1,353,899	$747.22	$122.56	$(13,634)	$5.38

(1)
The PEO and
Non-PEOs
for the applicable years were as follows: in 2022, Mr. Sharma served as PEO and Mr. Verma and Ms. Markham each served as a
Non-PEO
for the entire year; in 2021, Mr. Sharma served as

PEO for the entire year and Mr. Verma, Ms. Markham, Mr. Holt and Mr. Westgor each served as a
Non-PEO
for a portion of the year; for 2020, Mr. Sharma and Mr. Mulligan each served as PEO for a portion of the year, and Mr. Holt and Mr. Westgor each served as a
Non-PEO
for the entire year.
(2)
The 2022 Summary Compensation Table totals reported for the PEO and the average of the
Non-PEOs
for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation
S-K
to calculate “compensation actually paid”: the summary compensation table totals were decreased for amounts reported under the “Option Awards” and “Stock Awards” columns and increased/decreased for the inclusion of Rule 402(v) equity values, which reflect the aggregate of the following components, as applicable (i) the fair value as of the end of the listed fiscal year of unvested equity awards granted in that year; (ii) the change in fair value during the listed fiscal year of equity awards granted in prior years that remained outstanding and unvested at the end of the listed fiscal year; and (iii) the change in fair value during the listed fiscal year through the vesting date of equity awards granted in prior years that vested during the listed fiscal year, less the fair value at the end of the prior year of awards granted prior to the listed fiscal year that failed to meet applicable vesting conditions during the listed fiscal year. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

Description of Adjustment	2022	2021	2020
Summary Compensation Table Total Compensation for PEO S. Sharma	$8,880,000	$4,548,622	$241,565
Subtract grant date fair value of option awards and stock awards granted in the applicable fiscal year	$(8,571,000)	$(4,245,000)	$—
Add/subtract for the inclusion of Rule 402(v) Equity Values	$2,893,400	$5,798,875	$1,172,500

Compensation Actually Paid to PEO S. Sharma	$3,202,400	$6,102,497	$1,414,065
Summary Compensation Table Total Compensation for Non-PEOs	$2,862,575	$1,339,349	$342,741
Subtract grant date fair value of option awards and stock awards granted in the applicable fiscal year	$(2,472,000)	$(1,097,114)	$—
Add/subtract for the inclusion of Rule 402(v) Equity Values	$781,753	$1,232,175	$1,011,158

Compensation Actually Paid to Non-PEOs	$1,172,328	$1,474,410	$1,353,899

(3)
An investment of $100 is assumed to have been made in our common stock as of December 31, 2020. Total Shareholder Return was calculated by multiplying the initial investment of $100 by the quotient of the closing price of our common stock on December 31, 2020, 2021, and 2022, divided by the closing price on December 31, 2020. We have selected the Dow Jones U.S. Electronic & Electrical Equipment Index (DJUSEE) as our peer group. An investment of $100 is assumed to have been made in the DJUSEE as of December 31, 2020. Peer Group Total Shareholder Return was calculated by multiplying the initial investment of $100 by the quotient of the closing price of our common stock on December 31, 2020, 2021 and 2022 divided by the closing price as on December 31, 2020.

(4)	The dollar amounts reported represent the amount of the net loss reflected in our audited financial statements of the applicable fiscal year.
(5)
The stock prices reported here are the closing prices on the last trading day of the relevant fiscal year. Stock price was chosen from the following three most important financial performance measures used to link compensation actually paid to our PEO and other NEOs in 2022 to company performance:

Performance Metrics

Stock Price Targets	Serve as performance objectives in our performance-equity-based PRSU program for executives
Revenue	A factor in assessing market progress and critical to the company’s long-term sustainability
Adjusted EBITDA	A key non-GAAP measure used by our Board and management to evaluate company performance
While we are required to disclose our net loss for each covered fiscal year, this is not a metric used in our compensation programs at this time.

Narrative Disclosure of Pay Versus Performance Table
. In the “Compensation Discussion & Analysis” section of this Proxy Statement, we provide greater detail on the elements of our executive compensation program and our
“pay-for-performance”
compensation philosophy. We believe that our executive compensation program and the executive compensation decisions included in the 2022 Summary Compensation Table and related disclosures appropriately reward our PEO and non-PE
O
s
for driving efforts of our entire team toward our collective strategic goals, thereby supporting the long-term value creation for our shareholders.
The values included in the columns for Compensation Actually Paid to our PEO and non-PEOs,
calculated in accordance with newly adopted SEC disclosure rules, in each of the fiscal years reported above and over the three-year cumulative period shows how the compensation awarded fluctuated year-over-year, primarily based on our stock price as of the last day of the listed fiscal year, among other factors. As the values change considerably from year-to-year
based on stock price performance, they may not serve as a meaningful indicator of our compensation philosophy.
Compensation Actually Paid and Performance Measures
. The following table reflects the relationship between our PEO and average non-PEO
compensation “actually paid” versus the performance measures in the pay versus performance table from 2020 to 2022:

Period	Compensation Actually Paid to PEO		Compensation Actually Paid to Non-PEOs		MicroVision’s TSR		Peer Group TSR		MicroVision Net Loss
2021 to 2022	i	48%	i	20%	i	53%	i	20%	h	25%
2020 to 2021	h	311%	h	9%	i	7%	h	26%	h	217%
The significant increase in compensation actually paid to our PEO and non-PEOs from 2020 to 2021 is due to increases in the fair value of equity awards at the time of vesting during 2021, primarily the vesting of awards held by our PEO and former non-PEOs, as well as the lack of any equity award grants in 2020 for any named executive officers. Conversely, the decrease in compensation paid to our PEO and non-PEOs from 2021 to 2022 is due to the decrease in the market price of MicroVision stock from the end of 2021 to the end of 2022.

PROPOSAL FOUR—RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Moss Adams LLP as our independent registered public accounting firm for the current fiscal year, subject to ratification by our shareholders at the Annual Meeting. We have been advised by Moss Adams LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board, or PCAOB, and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC. A representative of Moss Adams LLP is expected to be present at the Annual Meeting to make a statement if they wish and to respond to appropriate questions.

Although shareholder ratification of the selection of Moss Adams LLP as our independent registered public accounting firm is not required, the Board is nevertheless submitting the selection of Moss Adams LLP to the shareholders for ratification. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2023. Should the selection of Moss Adams LLP not be ratified by our shareholders, the Audit Committee will reconsider the matter. Even in the event the selection of Moss Adams LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the company and its shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Moss Adams LLP

The following describes fees paid by MicroVision for professional services rendered by Moss Adams for fiscal year 2022 and 2021. All of the fees shown were approved by our Audit Committee in accordance with its pre-approval process:

•

Audit fees are the aggregate fees billed for professional services rendered by Moss Adams for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q were $311,814 for 2022 and $376,481 for 2021.

•

Audit-related fees include the aggregate fees billed for professional services rendered by Moss Adams in connection with the audit of the MicroVision 401(k) plan and the registration statement on Form S-3. Fees for audit related services totaled $52,179 in 2022 and $80,677 in 2021.

•

Tax fees include the aggregate fees billed for professional services rendered by Moss Adams in connection with federal, state and foreign tax compliance and tax advice. Fees for tax services totaled $19,868 in 2022 and $20,840 in 2021.

•	All other fees include all other services not described above, such as fees for subscriptions to online accounting research tools. Moss Adams billed no fees for these services in 2022 or 2021.

Our Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and has determined that it is consistent with such independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Our Audit Committee pre-approves all audit services and all permitted non-audit services by the independent auditors. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

The Audit Committee evaluates whether our use of the independent auditors for permitted non-audit services is compatible with maintaining the independence of the independent auditors. The Audit Committee’s policies prohibit us from engaging the independent auditors to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, or internal audit outsourcing services unless it is reasonable to conclude that the results of these services will not be subject to audit procedures. The Audit Committee’s policies completely prohibit us from engaging the independent auditors to provide any services relating to any management function, expert services not related to the audit, legal services, broker-dealer, investment adviser, or investment banking services or human resource consulting.

AUDIT COMMITTEE REPORT

Review of the Company’s Audited Financial Statements

The Audit Committee serves as the representative of the Board for general oversight of the company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management is responsible for the company’s internal controls and the financial reporting process. Moss Adams LLP, acting as an independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing reports thereon.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the company for the fiscal year ended December 31, 2022 with the company’s management, and management represented to the Audit Committee that the company’s consolidated financial statements were prepared in conformity with generally accepted accounting principles. The Audit Committee has discussed with Moss Adams LLP, the company’s independent auditors for the fiscal year ended December 31, 2022, the matters required to be discussed by the SEC and the PCAOB.

The Audit Committee received from Moss Adams LLP the written disclosures required by Rule 3526 of the PCAOB (Communication with Audit Committee Concerning Independence) and discussed with the firm its independence. Based on the review and discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Charter of the Audit Committee, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

This report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference.

Audit Committee of the Board of Directors

Brian V. Turner, Chair

Jeffrey A. Herbst

Seval Oz

PROPOSAL FIVE—ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

In Proposal Three, we are asking shareholders to cast an advisory vote for the compensation disclosed in this proxy statement that we paid in 2022 to our named executive officers. In this Proposal Five, the Board is asking shareholders to cast a non-binding, advisory vote on how frequently we should have advisory votes on executive compensation in the future. Shareholders will be able to mark their proxy card or voting instruction form on whether to hold advisory votes every one, two, or three years. Alternatively, you may indicate that you are abstaining from voting on this proposal.

The Board recommends that shareholders approve continuing to hold the advisory vote on executive compensation every year. Most issuers hold votes every year, and this has been our practice for the past six years. The Board believes the annual vote has worked well and gives shareholders the opportunity to react promptly to emerging trends in compensation, provides feedback before those trends become pronounced over time and gives the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ONE-YEAR OPTION AS THE FREQUENCY FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

OTHER BUSINESS

We know of no other matters to be voted on at the Annual Meeting or any adjournment or postponement of the meeting. If, however, other matters are presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2024 Annual Meeting, our shareholders must adhere to the following procedures as prescribed in Rule 14a-8 under the Exchange Act.

Under Rule 14a-8, a shareholder who intends to present a proposal at the 2024 annual meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than December 7, 2023. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8. Written proposals may be mailed in care of our Corporate Secretary, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052.

In addition, a shareholder may nominate a director or present any other proposal at the 2024 annual meeting of shareholders by complying with the requirements set forth in Section 1.11 and Section 1.12 of our bylaws. You may propose candidates for consideration by the Nominating & Governance Committee for nomination as directors by writing to us. In order to nominate a director for election at next year’s annual meeting of shareholders, you must comply with the director recommendation procedures described earlier in this Proxy Statement. To be timely, a shareholder’s notice must be delivered to or mailed by first class U.S. mail, postage prepaid, and received by our Corporate Secretary at MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052 not less than 60 calendar days nor more than 90 calendar days prior to the annual meeting of shareholders. If less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to our shareholders, then for the notice by the shareholder to be timely it must be received not later than the close of business on the tenth business day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.

Notice of a solicitation of proxies in support of director nominees other than MicroVision’s nominees for our 2024 annual meeting will be timely if such notice is mailed or transmitted electronically to our Corporate Secretary no later than March 18, 2024, which is 60 calendar days prior to the one-year anniversary of the 2023 Annual Meeting.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our bylaws describe the requirements for submitting proposals at the Annual Meeting. If you wish to obtain a free copy of MicroVisions’s bylaws, please contact Investor Relations, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052.

ADDITIONAL INFORMATION

Annual Report

MicroVision’s Annual Report for the fiscal year ended December 31, 2022 was first made available to our shareholders with this Proxy Statement on or about April 5, 2023. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference herein.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, the section of this Proxy Statement entitled “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of MicroVisions’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, may be obtained by shareholders without charge by written or oral request to Investor Relations, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052, telephone (425) 936-6847 (option 1), or may be accessed on the internet at www.sec.gov.

Householding

Only one copy of the Notice of Internet Availability of Proxy Materials is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of the Notice of Internet Availability of Proxy Materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Shareholders residing at the same address and currently receiving only one copy of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request that only a single copy of the Notice of Internet Availability of Proxy Materials be mailed in the future. Contact Investor Relations by phone at (425) 936-6847 (option 1), by mail to Investor Relations, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052, or by e-mail to ir@microvision.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the internet must be received by 8:59 p.m., Seattle, Washington time, on May 16, 2023. Submitting your vote by telephone or via the internet will not affect your right to vote during the virtual meeting via the internet.

The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting via the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, which must be borne by the shareholder.

Signature (Joint Owners) Date MICROVISION, INC. 18390 NE 68TH STREET REDMOND, WA 98052 VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/MVIS2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY . THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: For    Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. To elect the seven nominees for director named    in the proxy statement.    Nominees 01) Simon Biddiscombe 02) Robert P. Carlile 03) Judith M. Curran 04) Jeffrey A. Herbst 05) Sumit Sharma 06) Mark B. Spitzer 07) Brian V. Turner The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. To approve an amendment to our Certificate of Incorporation increasing our authorized shares of common stock    from 210,000,000 shares to 310,000,000 shares. 3. To approve on a non-binding advisory basis the compensation of the Company’s named executive officers. 4. To ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for    the current fiscal year. The Board of Directors recommends you vote 1 YEAR on the following proposal: 5. To approve on a non-binding advisory basis the frequency of future advisory votes on executive compensation. NOTE: The Board of Directors recommends a vote FOR the election of seven nominees for director, a vote FOR the amendment to our Certificate of Incorporation, a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, a vote FOR ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm, and a vote FOR 1 YEAR as the frequency of future advisory votes on compensation. year 2 years 3 years Abstain 0 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com MICROVISION, INC. ANNUAL MEETING MAY 17, 2023 PROXY SOLICITED BY BOARD OF DIRECTORS The 2023 Annual Meeting of Shareholders of MicroVision, Inc. will be held on May 17, 2023 at 9:00 a.m., Pacific Time, virtually at www.virtualshareholdermeeting.com/MVIS2023 The undersigned hereby appoints Sumit Sharma and Drew Markham, and each of them, each with power to appoint his or her substitute, as proxies to vote and act at the 2023 Annual Meeting of Shareholders of MicroVision, Inc. (the “Company”) to be held on May 17, 2023, or any adjournment or postponement thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated on the matters on the reverse side, as described in the accompanying notice of the 2023 Annual Meeting and proxy statement, receipt of which is acknowledged. All proxies previously given by the undersigned in respect of the 2023 Annual Meeting are hereby revoked. The shares represented by this proxy will be voted as specified herein, but if no specification is made, this proxy will be voted FOR proposals 1-4 and for 1 YEAR on proposal 5. The proxies may vote in their discretion as to other matters that may come before this meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side